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(ATARI LETTERHEAD)                                                 FOR IMMEDIATE
                                                                         RELEASE

                                                Contact:  Ryan Barr
                                                          Atari, Inc
                                                          212-726-6996
                                                          Ryan.Barr@atari.com

               FORMER PRESIDENT OF NFL ENTERPRISES AND FORMER MGM
            CHIEF FINANCIAL OFFICER TO JOIN ATARI BOARD OF DIRECTORS

                   RONALD C. BERNARD, MICHAEL G. CORRIGAN AND
              EVENCE-CHARLES COPPEE APPOINTED TO BOARD OF DIRECTORS

NEW YORK - NOVEMBER X, 2005 - Atari, Inc. (Nasdaq: ATAR), a leader in interactive entertainment, today announced the appointment of three new members to the Company's Board of Directors, bringing the total number of Atari directors to ten.

Ronald C. Bernard has been appointed to the Company's Board of Directors and will serve as the chairman of Atari's Audit Committee. Mr. Bernard, an independent director, is a 25-year veteran of Fortune 500 companies across several diverse, consumer-driven, entertainment industries. He previously served as CEO of Sekani, Inc., a provider of advanced media asset management services to businesses around the world, as well as President of NFL Enterprises overseeing new media, satellite programming, NFL Films and NFL International, and President of Viacom Network Enterprises responsible for the satellite programming, international, news channel and pay-per-view divisions.

Michael G. Corrigan has been appointed to the Company's Board of Directors, where he will serve on the Audit Committee. Mr. Corrigan, an independent director, currently is Co-founder and Principal of Shelbourne Capital Partners LLC and is also a consultant to a number of entertainment and media companies. Previously, he served as Senior Executive Vice President and Chief Financial Officer of Metro-Goldwyn-Mayer, Inc. responsible for all financial, administrative and operational support functions of one of the entertainment industry's largest major motion picture studios.

Evence-Charles Coppee has been appointed to the Company's Board of Directors. Mr. Coppee is the Deputy Chief Operating Officer of Infogrames Entertainment S.A., the Company's majority shareholder, overseeing the operations of IESA's corporate management, including its finance, treasury, legal and human resources divisions. His principal assignment at Infogrames, which he joined in August 2005, is to help improve the Group's organization and capital structure. Previously, he served as Executive Vice President and joint Managing Director of the daily "Liberation". He also served other major French corporations using the skills developed as a consultant with Boston Consulting Group.

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"We are delighted to welcome Ron, Michael and Evence to our Board of Directors,"
stated Bruno Bonnell, Chairman, CEO and Chief Creative Officer of Atari. "During the first half of Fiscal 2006, we took the crucial steps necessary to build a strong foundation for the Company's future; restructuring our senior management team, rebuilding our publishing, marketing and product development groups and continuing to reduce our cost structure. The addition of these Directors' expertise in finance, restructuring and operations from varied backgrounds including, sports entertainment, motion pictures and newspaper publishing will be a tremendous asset to Atari as we continue to shape the Company's future."

Mssrs. Bernard, Corrigan and Coppee join Bruno Bonnell, James Ackerly (Chairman and President, Splinternet Communications, Inc.), Denis Guyennot (Executive Vice President, Wireless Applications, Infogrames Entertainment SA), Thomas Heymann (Chairman and Chief Executive Officer, Knowledge Learning Corporation), Ann Kronen (Consultant, Atari, Inc.), Thomas Schmider (Chief Operating Officer, Infogrames Entertainment SA) and David Ward (Wireless Industry Entrepreneur) on Atari's Board of Directors.

As a result of the addition of the two new independent Directors, the Company has submitted the appropriate documentation to The NASDAQ Stock Market evidencing its compliance with Marketplace Rule 4350, currently meeting Marketplace listing requirements.


ABOUT ATARI

New York-based Atari, Inc. (Nasdaq: ATAR) develops interactive games for all platforms and is one of the largest third-party publishers of interactive entertainment software in the U.S. The Company's 1,000+ titles include hard-core, genre-defining franchises such as DRIVER(TM), The Matrix(TM) (Enter The Matrix and The Matrix: Path of Neo), Stuntman(TM) and Test Drive(R); and mass-market and children's franchises such as Nickelodeon's Blue's Clues(TM) and Dora the Explorer(TM), and Dragon Ball Z(R). Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext - ISIN:
FR-0000052573), the largest interactive games publisher in Europe. For more information, visit www.atari.com.


SAFE HARBOR STATEMENT

With the exception of the historical information contained in this release, the matters described herein contain certain "forward-looking statements" that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may vary materially from those expressed or implied by the statements herein. Some of the factors which could cause our results to differ materially include the following: the loss of key customers, such as Wal-Mart, Best Buy, Target, GameStop and EB Games; delays in product development and related product release schedules; inability to secure capital; loss of our credit facility; adapting to the rapidly changing industry technology, including new console technology; maintaining relationships with leading independent video game software developers; maintaining or acquiring licenses to intellectual property; fluctuations in the Company's quarterly net revenues and results of operations based on the seasonality of our industry; the termination or modification of our agreements with hardware manufacturers; and other factors described in our SEC filings, including our Annual Report on Form 10-K for the year ended March 31, 2005 and our quarterly reports on Form 10-Q.

The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company's expectations.

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